UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2016

RENNOVA HEALTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 29, 2016, Rennova Health, Inc. (the "Company") announced that it had entered into a Stock Purchase Agreement (the “Purchase Agreement”) to acquire the remaining outstanding equity securities of Genomas, Inc. (“Genomas”) that the Company did not already own, representing approximately 85% of the outstanding equity interests in Genomas, for 1,750,000 shares of the Company’s newly designated Series F Convertible Preferred Stock (the “Series F Preferred Stock”). Genomas is a biomedical company that develops PhyzioType Systems for DNA-guided management and prescription of drugs used to treat mental illness, pain, heart disease, and diabetes. The Company had previously announced that on July 19, 2016 it acquired approximately 15% of the outstanding equity of Genomas from Hartford Healthcare Corporation (“Hartford”), along with approximately $1.5 million of notes payable to Hartford and certain rights to and license participation in technology that is used by Genomas, for $250,000 in cash.

Under the terms of the Purchase Agreement, the Company also agreed to assume approximately $0.8 million of indebtedness and other obligations of Genomas. The closing of this acquisition is subject to, among other things, receipt of regulatory and licensure approvals as well as other customary closing conditions. The Company anticipates that the transaction will close early in the fourth quarter of 2016.

The Series F Preferred Stock has an aggregate stated value of $1,750,000, and is convertible into shares of the Company’s common stock at any time after the one-year anniversary of the closing date at a conversion price per common share equal to the greater of $1.95 or the average closing sales price of the Company’s common stock for the 10 trading days immediately preceding the conversion. The maximum number of common shares issuable upon the conversion of the Series F Preferred Stock is 897,436. Holders of the Series F Preferred Stock have voting rights together with the holders of the Company’s common stock as a single class, with each share of Series F Preferred Stock having one vote. The issuance of the shares of Series F Preferred Stock will be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

The forgoing descriptions of the Purchase Agreement and Series F Preferred Stock are summaries, and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibits 10.119 and 3.1, respectively.

Item 3.02.	Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, the Company and Jason Adams, its Chief Financial Officer, agreed that he would be leaving the Company effective September 30, 2016 to pursue other interests. The Company and Mr. Adams entered into an Executive Transition and Separation Agreement and General Release (the "Transition Agreement") effective October 6, 2016. Under the Transition Agreement, Mr. Adams agreed to assist in the transition of duties and to remain available as a consultant for a period of three months to ensure a complete transition. Mr. Adams will be paid $8,000 per month during that three-month period. He will also receive a grant of 83,333 shares of the Company's common stock under the 2007 Incentive Award Plan. Mr. Adams' health insurance will be continued through November 30, 2016, including payment of 100% of the premiums for family dependent coverage. In addition, Mr. Adams granted the Company a full and general release.

The foregoing description of the Transition Agreement is a summary and is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.120.

The Company’s Board of Directors has appointed Seamus Lagan, the Company’s Chief Executive Officer, as the Company’s Interim Chief Financial Officer. Biographical information and information regarding any transactions with related persons involving Mr. Lagan are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2016, which are incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

3.1	Form of Certificate of Designation of Series F Convertible Preferred Stock (incorporated by reference from Schedule O to Exhibit 10.119)

10.119	Stock Purchase Agreement dated as of September 29, 2016 by and among Genomas, Inc., the Sellers set forth in Schedule D thereto, Medytox Diagnostics, Inc., and Rennova Health, Inc.

10.120	Executive Transition and Separation Agreement and General Release dated September 28, 2016, between Rennova Health, Inc. and Jason P. Adams

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2016	RENNOVA HEALTH, INC.

By: /s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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